UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 3, 2016

AMN Healthcare Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or other Jurisdiction of Incorporation)

001-16753	06-1500476
(Commission File Number)	(IRS Employer Identification No.)

12400 High Bluff Drive; Suite 100, San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 871-8519

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On October 3, 2016, AMN Healthcare, Inc. (the “Issuer”), a wholly owned subsidiary of AMN Healthcare Services, Inc. (the “Company”), completed the issuance of $325.0 million aggregate principal amount of 5.125% Senior Notes due 2024 (the “Notes”).

The Notes were issued pursuant to an Indenture (the “Indenture”), dated as of October 3, 2016, by and among the Issuer, the Company, the subsidiary guarantors party thereto (collectively, together with the Company, the “Guarantors”) and U.S. Bank National Association, as trustee, and are senior unsecured obligations of the Issuer. The Guarantors have guaranteed (the “Guarantees”) the Issuer’s obligations under the Notes and the Indenture on a senior unsecured basis. The Guarantors include the Company and the subsidiaries of the Issuer that guarantee the Issuer’s credit facilities.

The Notes will mature on October 1, 2024. Interest on the Notes will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2017.

The Notes will rank pari passu in right of payment with all of the Issuer’s existing and future senior indebtedness, senior to all of the Issuer’s existing and future subordinated indebtedness and effectively subordinated to all of the Issuer’s existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness.

The Guarantees will be each Guarantor’s senior unsecured obligations and will rank pari passu in right of payment with all of such Guarantor’s existing and future senior indebtedness, senior to all of such Guarantor’s existing and future subordinated indebtedness and effectively subordinated to all of such Guarantor’s existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness.

The Notes and the Guarantees will be structurally subordinated to all existing and future indebtedness and other liabilities and preferred stock of any of the Issuer’s subsidiaries that do not guarantee the Notes.

At any time and from time to time on and after October 1, 2019, the Issuer will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date) set forth below, plus accrued and unpaid interest, if any, to (but excluding) the redemption date (subject to the right of holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2019	103.844%
2020	102.563%
2021	101.281%
2022 and thereafter	100.000%

At any time and from time to time prior to October 1, 2019, the Issuer may also redeem Notes with the net cash proceeds of certain equity offerings in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes issued, at a redemption price (expressed as a percentage of principal amount) of 105.125% of the principal amount thereof plus accrued and unpaid interest to (but excluding) the applicable redemption date.

In addition, the Issuer may redeem some or all of the Notes at any time and from time to time prior to October 1, 2019 at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to (but excluding) the applicable redemption date, plus a “make-whole” premium based on the applicable treasury rate plus 50 basis points.

Upon the occurrence of specified change of control events as defined in the Indenture, the Issuer must offer to repurchase the Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to (but excluding) the purchase date.

The Indenture contains covenants that, among other things, restrict the ability of Company, the Issuer and their restricted subsidiaries to:

•	sell assets;

•	pay dividends or make other distributions on capital stock or make payments in respect of subordinated indebtedness;

•	make investments;

•	incur additional indebtedness or issue preferred stock;

•	create certain liens;

•	enter into agreements that restrict dividends or other payments from their restricted subsidiaries to the Issuer, the Company or their restricted subsidiaries;

•	consolidate, merge or transfer all or substantially all of their assets;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications. The Indenture contains affirmative covenants and events of default that are customary for Indentures governing high yield securities.

The Notes and the Guarantees are not subject to any registration rights agreement.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated in this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN Healthcare Services, Inc.

Date: October 3, 2016	By:	/s/ Brian Scott
Brian Scott
Chief Financial Officer